Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804-330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR APPOINTS CHRIS VLAHCEVIC TO BOARD OF DIRECTORS

RICHMOND, VA, January 15, 2025 – Tredegar Corporation (NYSE:TG) today announced that it has appointed Chris Vlahcevic as an independent director to its Board of Directors.

“Chris’s financial and technical expertise make her a valuable addition to the Board,” said Greg Pratt, Chairman of the Board. “I welcome her to Tredegar on behalf of the entire board and look forward to working with her to enhance Tredegar’s value for our shareholders.”

About Chris Vlahcevic

Chris Vlahcevic served as Senior Vice President, Finance and Chief Accounting Officer, for Performance Food Group from 2015 to 2023 before retiring from the company in 2024. Prior to her role at Performance Food Group, Ms. Vlahcevic held financial leadership roles for organizations in the biotechnology, financial services, manufacturing and nonprofit sectors. Ms. Vlahcevic holds a Bachelor of Science degree from the McIntire School of Commerce at the University of Virginia and is a certified public accountant.

About Tredegar

Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,500 employees, the Company operates manufacturing facilities in North America and Asia.

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